Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2009, relating to the consolidated financial statements and financial statement schedule of Lowe’s Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended January 30, 2009, and our report dated June 26, 2009 appearing in the Annual Report on Form 11-K of Lowe’s 401(k) Plan for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
September 1, 2009